CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. OMITTED INFORMATION HAS BEEN REPLACED WITH BRACKETS AND XX.

Exhibit 10.7
PERFORMANCE STOCK UNIT AWARD
The Compensation and Human Resources Committee of the Board of Directors (the “Committee”) of Quaker Houghton (the “Company”) has approved an award (the “Award”) to ###PARTICIPANT_NAME### (the “Grantee”), of ###TOTAL_AWARDS### performance stock units (the “PSUs,” the number of PSUs granted, the “Target PSU Award”) as of ###GRANT_DATE### (the “Grant Date”) under the Quaker Houghton 2016 Long-Term Performance Incentive Plan (the “Plan”) subject to achievement of the performance criteria described in this Agreement (the “Agreement”). The Award is subject to your acceptance of the terms and conditions set forth in the Agreement and in the Plan. The level of payment can range from 0% to 200% of the Target PSU Award depending on the achievement of the performance criteria. Unless otherwise defined herein, terms used in this Agreement have the meanings assigned to them in the Plan. In the event of any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern.
1.The Award (to the extent it is vested) will be paid in the calendar year following the end of the Performance Period. The number of shares of Quaker Houghton that will be paid under the Award will be equal to the sum of (x) (i) 50% times (ii) the payout percentage for the Relative Total Shareholder Return Achievement Percentile (“Relative TSR Achievement Percentile”) performance criterion times (iii) the Target PSU Award; and (y) (i) 50% times (ii) the payout percentage for the Adjusted Return on Invested Capital (ROIC) performance criterion times (iii) the Target PSU Award. .
2.The Relative TSR Achievement Percentile and the ROIC will be determined individually for each year during the three-year period from January 1, 2024 to December 31, 2026 (such three-year period, the “Performance Period”) and cumulatively for the full Performance Period. The payout percentage will be determined by assigning (i) a weight of 25% for performance during each of the three years during the Performance Period (for a total weight of 75%) and (ii) a weight of 25% for the cumulative performance during the Performance Period. The payout percentages (and vesting) of the Award will be determined by the Committee in its sole discretion. The Award will become vested as of the last day of the Performance Period to the extent determined by the Committee.

Award Measure	Weighting Percentage	Award Parameters as a % of Goal Board Discretion to Pay Between 0%-200%of Target
Relative TSR Achievement Percentile* (relative to the TSR of companies in the S&P 1500 Chemical Group)	50%	25th percentile	50th percentile	75th percentile
Payout Percentage		Payout at 50%	Payout at 100%	Payout at 200%
Adjusted Return on Invested Capital (ROIC)*	50%	[XX%]	[XX%]	[XX%]
Payout Percentage		Payout at 50%	Payout at 100%	Payout at 200%
*Award Award achievement will be determined in the sole discretion of Quaker Houghton and may include adjustments relating to (i) accounting rule changes, (ii) Board-approved strategic changes, (iii) legislation or regulations that significantly impact the business results, (iv) capital or business restructurings including mergers and acquisitions, (v) legal actions against Quaker Houghton significantly affecting operating income, (vi) translational foreign exchange, (vii) natural disasters that cause material changes in business conditions, (viii) force majeures (e.g. terrorism, acts of god, war), (ix) significant operational restructuring (e.g. major IT conversion) or (x) unexpected external landscape changes that impact Award assumptions. Quaker Houghton reserves the discretion to
Quaker Chemical Corporation
A Quaker Houghton Company
901 E. Hector Street
Conshohocken, PA 19428-2380
T: 610.832.4000
quakerhoughton.com

determine the payout percentage (if any) for achievement thresholds that fall in between the thresholds described in the Table above; provided, however, that no payment will be made with respect to the Relative TSR award measure if the Relative TSR Achievement Percentile is below 25% and no payment will be made with respect to the Return on Investment Capital award measure if the Adjusted Return on Investment Capital 3-Year Average achievement percentage is less than [X.X]%
3.Grantee (or Grantee’s beneficiary) will have no voting rights with respect to the PSUs.
4.Grantee will not be entitled to receive cash dividends or dividend equivalents on PSUs.
5.PSUs may not be transferred in any manner other than by will or the laws of descent or distribution.
6.Unvested PSUs will be forfeited in the event Grantee’s employment ends prior to the last day of the Performance Period, unless such termination is due to (i) death, (ii) Total Disability or (iii) Termination of Service on or after attainment of age 60, in each case, as provided in the Plan. If the Grantee’s termination occurs due to the aforementioned circumstances, then the Grantee’s PSUs will be prorated based on number of full months of active service during the Performance Period and the Award will be paid the same time that it otherwise would have been paid.
7.All distributions to Grantee or to Grantee’s beneficiary upon vesting of the PSUs hereunder will be subject to withholding by the Plan’s third-party administrator of amounts sufficient to cover the applicable withholding obligations. In the event that any required tax withholding upon the settlement of such PSUs exceeds your other compensation due from the Company, Grantee agrees to remit to the Company, as a condition to settlement of such PSUs, such additional amounts in cash as are necessary to satisfy the required withholding. Any and all withholding obligations may be settled with shares of Common Stock.
8.A right to receive or retain this Award, to retain any amount received pursuant to this Award (in cash or Common Stock) and, in the case of Common Stock received pursuant to this Award, to retain any profit or gain the Grantee realized in connection with this Award, shall be subject to any recoupment or “clawback” policy adopted by the Company.
9.Nothing in the Plan or this Agreement will be construed as creating any right in the Grantee to continued employment or service, or as altering or amending the existing terms and conditions of the Grantee’s employment or service.
10.All notices required to be given hereunder shall be mailed by registered or certified mail to the Company to the attention of its Secretary, at 901 E. Hector Street, Conshohocken, Pennsylvania 19428, and to Grantee at Grantee’s address as it appears on the Company’s books and records unless either of said parties has duly notified the other in writing of a change in address.
11.To the extent not preempted by Federal law, this Agreement shall be construed, administered and governed in all respects under and by the laws of the Commonwealth of Pennsylvania, without giving effect to its conflict of laws principles.
12.This Agreement contains all the understandings between the parties hereto pertaining to the matter referred to herein, and supersedes all undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto. Grantee represents that, in executing this Agreement, Grantee has not relied upon any representation or statement not set forth herein made by the Company with regard to the subject matter of this Agreement.

QUAKER HOUGHTON

BY:
    Andrew E. Tometich

Grantee represents that Grantee is familiar with the terms and provisions of the Plan, and hereby accepts this Award subject to the terms and provisions of the Plan insofar as they relate to PSUs granted thereunder. Grantee agrees hereby to accept as binding, conclusive, and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Grant. Grantee authorizes the Company to withhold in accordance with applicable law from any compensation payable to Grantee any taxes required to be withheld by Federal, state, or local law as a result of the vesting of this Award. Grantee represents that, in executing this Agreement, Grantee has not relied upon any representation or statement not set forth herein made by the Company with regard to the subject matter of this Agreement.

BY:
###PARTICIPANT_NAME###
Acceptance Date: ###ACCEPTANCE_DATE###